Exhibit 10.8

OFFSET AND ADVERTISING SERVICES AGREEMENT This Offset and Advertising Services Agreement (the “Agreement” ) is entered into as of May 1, 2025 (the “Effective Date” ), by and between: SUN , a Wyoming corporation (the “Company” ), and MUY HOUSE , a California corporation (the “Vendor” ). 1. Background 1. On October 1, 2024 , the Vendor provided logo design services to the Company pursuant to a separate agreement (the “Logo Agreement” ). 2. As a result of such services, the Company recorded an accounts payable to the Vendor in the aggregate amount of $20,000 (the “Outstanding Payable” ). 3. The parties desire to fully satisfy the Outstanding Payable through an offset arrangement pursuant to which the Company shall provide advertising and marketing services to the Vendor, as set forth herein. 2. Offset Arrangement 1. The parties agree that the entire Outstanding Payable of $ 20 , 000 shall be satisfied through an offset against advertising and marketing services to be provided by the Company under this Agreement (the “Offset Amount” ) . 2. No cash payment shall be made by either party with respect to the Offset Amount. The Outstanding Payable shall be reduced only as services are performed in accordance with this Agreement. 3. Scope of Services 1. The Company shall provide advertising and marketing services to the Vendor, which may include brand promotion, marketing strategy support, digital promotion, and related services, as requested by the Vendor from time to time . 2. The services shall be provided on an as - requested basis . The Company shall have no obligation to perform services unless such services are requested by the Vendor.

4. Service Period and Performance 1. Services under this Agreement may be performed on an as - requested and non - continuous basis. The parties acknowledge that services may be performed in certain months and not performed in other months. 2. The Vendor may request services over a period of up to three (3) years from the Effective Date. The absence of service activity in any given month shall not constitute a breach of this Agreement. 5. Service Units and Revenue Recognition 1. For purposes of measuring performance and applying the Offset Amount, the parties agree that the total Offset Amount of $20,000 shall be allocated into eighteen (18) discrete service units , each with an assigned value of $1,111 (each, a “Service Unit” ). 2. A Service Unit shall be deemed earned only upon the actual performance of services during a month in which services are requested and provided by the Company. 3. No Service Unit shall be deemed earned, and no portion of the Offset Amount shall be applied, for any month in which no services are performed. 4. The execution date of this Agreement shall not, by itself, give rise to the recognition of revenue . Revenue shall be recognized solely based on the completion of Service Units as services are rendered . 6. Accounting Treatment 1. For accounting purposes, the Offset Amount shall be applied against the Outstanding Payable only as Service Units are completed . 2. Any portion of the Offset Amount corresponding to Service Units not yet completed shall remain outstanding and shall be treated as unearned until such services are performed. 7. No Modification of Prior Agreements Except as expressly set forth herein with respect to the offset mechanism, this Agreement does not amend or modify the terms of the Logo Agreement dated October 1, 2024.

8. Miscellaneous 1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. 2. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. 3. Counterparts. This Agreement may be executed in counterparts. IN WITNESS WHEREOF The parties have executed this Agreement as of the Effective Date. SUN By: Name: Michael Ssebugwawo Muyingo Title: CEO MUY HOUSE By: Name: Nicole Muyingo Title: Director & Founder